UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 7, 2003

Commission file number: 0-16946

LabOne, Inc.

10101 Renner Blvd.

Lenexa, Kansas 66219

(913) 888-1770

Incorporated in Missouri

I.R.S. Employer Identification Number: 43-1039532

Item 7.  Financial Statements and Exhibits

c.  Exhibits

99.1  Press release of LabOne, Inc. dated August 7, 2003

Item 9.  Regulation FD Disclosure

Content of LabOne Conference Call held August 7, 2003

The following report is about LabOne's second quarter 2003. Some portions of the following discussion may contain "forward-looking statements," including, but not limited to, projections and statements of revenue growth, earnings, expansion of services and customer base, and improvements in operating efficiencies. Forward-looking statements often can be identified by the use of forward-looking terminology, such as "could," "should," "will," "will be," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" or variations thereof. Forward-looking statements are not guarantees of future performance or results. Forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause actual results to differ materially from those that may be expressed or implied in such forward-looking statements, including, but not limited to, the volume, pricing and mix of services provided by the Company, intense competition, the loss of one or more significant customers, general economic conditions and other factors detailed from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission ("SEC"), including the Cautionary Statement filed as Exhibit 99 to the Company's Annual Report on Form 10-K.

We are pleased with our second quarter results reflecting a 12% increase in revenues, a 23% increase in operating earnings and a 36% increase in diluted earnings per share compared to the second quarter 2002.

As mentioned in our press release, we continued to realize increased patient volumes and revenues with our clinical healthcare laboratories, a 37% increase in volumes and 45% increase in revenues compared to the second quarter last year. Excluding Central Plains Laboratories, our revenue growth was 25% for the quarter compared to last year reflecting our continued ability to further penetrate existing regional markets. In addition to evaluating acquisition and other strategic opportunities to expand our healthcare testing business, we are placing an increased emphasis on the opportunities associated with an expanded esoteric testing menu.

Although the volume of lab applicants tested for risk assessment services declined 10%, risk assessment revenues increased 5% compared to the same quarter last year. This reflects increased paramedical examination and teleunderwriting revenues and expanded reflex testing of existing applicants. As mentioned during the first quarter conference call, we had anticipated a decline in life insurance applications this year because of the substantial increases last year, likely associated with the events of 9/11.

As you may have noted, we recently announced a couple of acquisitions. Last week, we signed an agreement to acquire MetLife's laboratory operation and a long-term agreement to provide laboratory testing for their life applicants. We anticipate IT systems integration to be completed by the fourth quarter of 2003, at which time this transaction will close and we will begin performing their laboratory testing in Lenexa. Yesterday, we announced the acquisition of ScanTech from Protective Life and the execution of long-term agreements to provide numerous risk assessment services for affiliates of Protective Life. This opportunity allows us to further expand our case management services to an important client. We believe that both of these opportunities support our strategic initiatives to improve laboratory utilization and expand case management offerings to risk assessment clients.

Healthcare laboratory volumes at LabOne expanded considerably over the second quarter of 2002. Requisition volume was up 37% to 625,000 samples in the second quarter, compared with 456,000 in the same quarter a year ago. Average selling price at the Kansas City laboratory improved from $32.16 a year ago to $33.97, resulting from an increased mix of physician and Lab Card volume versus managed care directed testing.

Two key organic initiatives for the healthcare laboratory are the integration of Central Plains Laboratories and the expansion of our esoteric test offering. As projected at the end of the first quarter, an interface was built between LabOne and CPL to enable the transfer of CPL's esoteric tests to LabOne's platform. Throughout the second quarter, tests were increasingly referred from CPL to LabOne, supporting a major operating leverage. Installation of new LIS and anatomic pathology systems at CPL, previously scheduled for the fourth quarter, are ahead of schedule and anticipated in September, enabling integration of routine tests with the main laboratory in Kansas City during the fourth quarter of 2003.

Insurance applicants processed in the second quarter totaled 1,310,000, compared with 1,452,000 a year ago, or a 10% decline. Average selling price per applicant increased, as life insurance clients adopted additional reflex and screening tests, including hepatitis C and C Reactive Protein. We continued to realize cost improvements from decreased labor, improved inbound freight density, and lower consumable costs. The combined effect of higher average selling price and lower costs drove insurance laboratory testing margins to 48.3% compared with 44.1% in the same quarter a year ago.

Despite lower applicant volumes, we experienced growth in adoption of our service offerings for teleunderwriting, paramed, medical record retrieval and inspection services, along with bundled services for clients using our CaseOne approach. CaseOne includes centralized ordering and management of cases, reducing client costs and shortening time from insurance application to policy issue.

Donors for Substance Abuse Testing were down 8%, as economic pressures seem to continue to impact client hiring patterns. For the second quarter, 575,000 donors were tested, significantly higher than first quarter, but down compared with 622,000 a year ago. SAT gross margin improved, however, to 30% compared with 27% last year. Average selling price improved 3% as oral fluid volumes rose in relation to urine-based testing.

Revenues for the second quarter 2003 were $84.0 million compared to $75.0 million in the second quarter 2002. Contrasted with the second quarter of last year, revenues for risk assessment services increased 5% to $55.7 million, healthcare increased 45% to $21.3 million and substance abuse testing decreased 5% to $7.0 million. Healthcare revenues for the quarter included $3.0 million associated with Central Plains Laboratories, acquired in the fourth quarter of 2002.

Net income for the second quarter 2003 was $5.0 million or $0.30 per diluted share compared to $3.6 million or $0.22 per diluted share for the second quarter 2002.

Operating earnings for the second quarter 2003 were $8.5 million compared to $6.9 million for the same period last year. Second quarter 2003 operating earnings comprised $11.8 million for risk assessment, $3.5 million for healthcare and $1.3 million for substance abuse testing, offset by $8.1 million for corporate selling, general and administrative expenses. This compares to operating earnings for the same period in 2002 of $10.2 million for risk assessment, $2.9 million for healthcare and $1.2 million for substance abuse testing, offset by $7.3 million for corporate selling, general and administrative expenses.

For the six months ended June 30, 2003, the company reported revenues of $165.9 million compared to $145.7 million of the same period last year. Net income for the six months was $9.6 million or $0.57 per diluted share compared to $6.7 million or $0.42 per diluted share for the same period in 2002. Healthcare revenues for the six months of 2003 included $6.0 million associated with Central Plains Laboratories.

Operating earnings for the six months ended June 30, 2003 were $16.4 million compared to $12.6 million for the same period last year. Operating earnings for the six months ended June 30, 2003 comprised $23.2 million for risk assessment, $7.4 million for healthcare and $2.0 million for substance abuse testing, offset by $16.1 million for corporate selling, general and administrative expenses. This compares to operating earnings for the same period in 2002 of $19.5 million for risk assessment, $5.5 million for healthcare and $1.6 million for substance abuse testing, offset by $14.0 million for corporate selling, general and administrative expenses.

Working capital increased $5.8 million from December 2002, principally related to an increase in accounts receivable and cash. Long-term debt and current maturities were $59.9 million at the end of the quarter, a reduction of $5.2 million from December 2002. Cash and cash equivalents increased $2.5 million during this period to $10.6 million at June 30, 2003. Net cash provided by operations for the six months ended June 30, 2003 was $11.9 million compared to $7.0 million for the same period in 2002. Capital expenditures for the first six months of 2003 were $3.8 million compared to $4.5 million in 2002.

Question and Answer Session:

Q:   A couple of questions here. First, on the Central Plains side, I was trying to understand if you were saying that the integration is complete there or it's moving ahead of schedule. Sort of a little bit more clarity on where you are in terms of integrating Central Plains, bringing its routine and the esoteric tests over.

A:   Certainly, if it's okay to repeat myself a little bit from last quarter's call. If you recall, there were three phases to realize some of the synergies and finally integrating Central Plains. The first, just abbreviated, was administrative synergies which were obviously realized almost immediately after the close of that deal. The second were esoteric synergies which were initiated there in the second quarter, and throughout the second quarter we've been moving those tests. When I say moving esoteric tests, that's the process of setting up the interfaces on this side and making sure that laboratory results correlate as they go back to physicians. Throughout the second quarter we more or less completed the esoteric tests. The tests that were formerly referred to laboratories like ARUP and other third-party providers now are coming to LabOne. Then the final phase, I referred to being ahead of schedule would be to move routine tests or a big portion of the routine tests that are being performed in Hays today to our Lenexa laboratory. That improves our utilization here, and obviously we get a better cost structure on those tests. That will happen ahead of schedule here at the beginning of September. The biggest activity that we've been involved in is replacing the lab information system and the pathology system. The pathology system is complete. The cutover for the new lab information system is at the beginning of September, and then we will basically, at the end of August, move courier routes that are feeding Hays right now to feed Lenexa. The last phase of moving routine tests to LabOne will happen in September, and we'll realize the benefit in the fourth quarter.

Q:   And can you provide the gross margins for the three business lines and then also comment on the healthcare operating margin being down a little bit lower than we expected?

A:   Gross margin was down a little bit. Essentially it's largely a function of the lower gross margin for Central Plains Laboratories at present. Gross margin for toxicology was around 30% and about 48% for insurance testing.

Q:   And what's the number for healthcare?

A:   Healthcare is around 40%. Again, Central Plains is really in the mid-20% range so it's causing the aggregate healthcare to be down. We should expect to see that pick up some in the third quarterly and principally in the fourth.

Q:   In terms of the closing dates that are projected on both the two deals you've announced, when would you actually expect closing and any cash or stock outlays to happen?

A:   The ScanTech acquisition was closed with the announcement. The MetLife transaction, I think we said in the release, will close in the fourth quarter.

Q:   Can you explain why the tax rate dropped about 3.7 percentage points in the quarter year-to-year?

A:   The tax rates are influenced by the exercise of options and the Kansas tax credit that we receive. For instance, last year we had some options exercised and therefore reduced our Kansas tax liability and reduced the amount of the benefit of that tax credit.

Q:   So the estimate for the full year is pretty much where you are for the six months?

A:   That's correct.

Q:   So part of the $0.02 number being looked at in estimates would come from the lower tax rate then?

A:   That is correct if you are gauging against last year for the same quarter.

Q:   I know there's a limit to what you can say about the acquisitions, but could you, in terms of revenue, rank Central Plains, MetLife and Scan Tech and just give us an idea of the largest and smallest and the one in the middle?

A:   Absolutely. The Central Plains Laboratories is about $12.0 million in revenue. I think we've talked about that in the past, but again that's the outpatient hospital laboratory program that we acquired as well as the laboratory with Hays Medical Center. The other two acquisitions are in the risk assessment sector. In terms of the potential revenue, first commenting on the agreement with Metropolitan Life Insurance Company, the only thing really that I think it's appropriate to comment on is that Metropolitan is one of the top life insurance companies in the country, certainly ranking in the top five. In terms of number of policy applicants that are typically underwritten by some of these top five carriers, that'll range anywhere from 150,000 applicants to 600,000 applicants. Right now I think, as indicated, we intend on closing on that transaction in the fourth quarter, and we'll be moving the tests into our facility here in Lenexa. In terms of ScanTech, we're actually processing about 20,000 APSs or medical records a month. Generally APSs are around $55 including the physician fees for APS. It's important to note that these are APSs that are provided not only for Protective and affiliates but also a variety of other insurance companies. This was independent of Protective so there were really two components to that transaction: the extension of services to Protective and its affiliates under a long-term agreement, and then acquiring essentially a stand-alone business providing APS services to Protective and other insurance carriers. It's also important to point out that Protective, in terms of the number of life applicants, would certainly be up with the top life insurance carriers as well.

Q:   So MetLife should be a bigger contribution on the revenue side than Central Plains? Is that a fair statement or no?

A:   No.

Q:   Okay, it's less?

A:   Less.

Q:   The risk assessment volume overall was up 5%. If that number stays down there, are there any long-term implications on margins from that growth being somewhat less than what you would hope for?

A:   Keep in mind there's a seasonality in risk assessment. The overall insurance market-and I can't really quote the MIB-but I think that the estimates are that the market has been down 9 to 10% this year. We anticipated that it would be, as mentioned in the call, because of the high increase in volume that we had last year probably related to 9/11. There's also seasonality, and generally the second and third quarters tend to be a little bit lower volume with the first and fourth quarters being higher volume in terms of the number of applicants. I don't think this is any foreboding of a trend or anything; it's not out of line with what we had contemplated.

Q:   Didn't one of your larger customers pull out of some states? Did that have some impact on volume as well?

A:   Yes.

Q:   Is that a situation that is reversing itself, or will that stay as a negative factor for the rest of the county?

A:   We're anticipating that that situation will change. That particular client is going to be agressive in terms of pushing life sales.

Q:   Okay, so hopefully you'd get a little bit more growth in that area the second half of the year?

A:   Yes.

Q:   If we look at the healthcare operating margins, they look like they were down sequentially in the second quarter from the first quarter. I'm just wondering if there were any costs in the second quarter that you absorbed that were not there in the first quarter. I'm trying to account for the sequential decline in margins.

A:   Again, you have, as mentioned earlier, the volumes related to Central Plains. Admittedly, we had those volumes in the first quarter, and I think the first and second quarters have been relatively consistent. Some of it may be related to transfer pricing and some of it is, I think, as we're gearing up with a broader esoteric menu we're obviously incurring a little bit of additional expenses.

Q:   You had mentioned that the Central Plains overall gross margins were 20% versus your normal 40%. Would you envision that as you absorb Central Plains into Lenexa so to speak that the gross margins overall return CPL back to 40%?

A:   Absolutely.

Q:   And with the MetLife business, will you also be doing the paramedical work for them, too?

A:   No. The Metropolitan Life agreement is just the laboratory testing. It applies just to their in-house laboratory. Certainly we're hopeful to expand the services menu that we have for that company, but right now this particular agreement that we're announcing or have announced is just the in-house laboratory work that was done by the Metropolitan laboratory.

Q:   Can you give us the run rate revenues for ExamOne, lab, teleunderwriting and APS?

A:   We generally don't break out those components. We keep them pretty much in the risk assessment. I do think that we indicated in our release the run rate for ExamOne. I think on an annualized basis we're about $83.0 million. I think we did note as well, the teleunderwriting revenues have doubled essentially from where they were last year, and I think that was in the release.

Q:   And the revenues from ScanTech; is it almost the same size as your existing APS business?

A:   It's very close. It's probably about 75% of the volume that we're currently doing.

Q:   You said that the sequential decline in the healthcare margin was partly because of some expenses from your initiative of expanding the esoteric test menu. Can you just give me some examples in terms of what are the type of tests that you have brought in-house and what type of expenses or investment that you have to incur for this initiative?

A:   A couple of the platforms first. Obviously molecular diagnostics kicking off the amplification of DNA, so our PCR bench which I've talked about before opens a large class of assays for us, and we're quickly developing those internal assays to accommodate that market. We have HIV and hepatitis genotyping, as an example, right out of the gate, as well as the ability to do chlamydia and gonorrhea testing from the liquid preparation samples which are probably your higher volume tests in that space. We've talked about the atomic absorption bench where we're able to perform more heavy metals testing. We've recently brought in the allergy testing bench now that gives us the ability to literally do hundreds of allergy tests in that space. We've expanded our serology area which most commonly is characterized by hepatitis C testing, but you have a quite a few other types of hepatitis markers-A and B antigen and antibody-that are widened as a result of that. One of the most remarkable costs that you deal with when you are converting from using an outsourced provider to your own, for the sake of the physicians involved in patient care, you'll run parallel testing so they can begin to migrate their patient charting from the results you're receiving from your third-party lab to the results you're now getting from your own platform. So there is an overlapping cost where you literally perform the tests twice. You continue to perform the tests through your send-out vendor, and you perform them yourselves to give you physicians an opportunity to modify their patient tracking. That's an important consideration. It just has to be done any time you bring important tests in-house. Some of the tests that are right on the cusp, that are really interesting because of the widespread adoptions-remember that ACOG has recently made recommendations that expectant mothers, high-risk pregnancy situations, a relatively wide group actually based on age-get cystic fibrosis screening, so that's now being offered just like amniocentesis and internal screening AFPs. We're very close to offering our cystic fibrosis test. We have the test in-house; now we're mastering the finer points of communicating to the physician what the test means, which is more of an academic exercise than it is a test-based exercise. So that's an exciting revenue driver for the future, as an example.

Q:   The revenue contribution from CPL, it was $6.0 million the first half of '03. Should we expect $6.0 million consistent in the second half, and are you still comfortable with the 25% internal growth rate in the healthcare division?

A:   Yes to both questions.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 LabOne, Inc.

Date: August 8, 2003	By /s/ John W. McCarty John W. McCarty Executive V.P. and Chief Financial Officer